AMENDED AND RESTATED ARTICLES OF INCORPORATION
                               OF
                 AVIATION INDUSTRIES CORPORATION
          (FORMERLY NEVADA COMMERCIAL MANAGEMENT INC.)

KNOW ALL MEN BY THESE PRESENTS:

That I, the undersigned, for the purpose of association to establish a corporation for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Nevada, do make, record and file these Articles of Incorporation in writing and I do hereby certify:

                               I.

That  the  name  of said Corporation shall be: NEVADA  COMMERCIAL
MANAGEMENT, INC.

                               II.

That   the  principal  office  and  place  of  business  of   the
corporation shall be 7088 Delwood, Las Vegas, Nevada 89117 and that the Resident Agent in charge thereof shall be Lawana
Beckett.

                              III.

That the purpose for which said corporation is formed and the nature of the objects to be transacted and carried on by it are:

To engage in any and all lawful activity,

                               IV.

This corporation is authorized to issue 2,000,000 shares of Common Stock of no par value.

The initial number of Stockholders will be less than three. Any and all shares issued by the corporation, the fixed consideration for which has been paid or delivered, shall be deemed fully paid stock and not liable for any further call or assessment thereon, and the holders of such stock shall not be liable for any further assessments.

If, for any reason, the amount of outstanding capital stock of the corporation is to be increased, such increase shall be offered to, and may be subscribed for by, the then existing shareholders in proportion to their shareholdings at that tine for such amount as may be determined at the offering price of the stock to either shareholders or non-shareholders.

                               V.

The governing board of the corporation shall consist of not less than two nor more than ten, the exact amount to be fixed by the by-laws of the corporation, provided that the number so fixed by the by-laws may be increased or decreased from time to time. The first Board of Directors, consisting of one member is:

                    FIRST BOARD OF DIRECTORS

NAME                            POST OFFICE ADDRESS
 Lawana Beckett                 7088 Delwood,      Las Vegas, NV 89117

                               VI.



The name of the incorporators signing these Articles are as follows:

NAME                                              POST OFFICE
ADDRESS
 Lawana Beckett                 7088 Delwood,      Las Vegas, NV 89117


                              VII.

At all elections for directors of this corporation, each holder of stock shall be entitled to as many votes as shall equal the number of his shares of stock, multiplied by the number of directors to be elected, and he may cast all such notes for a single director or may distribute them among the number to be noted for, or any two or more of them, as he wishes.

                              VIII.

This Corporation shall have perpetual existence.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 22nd day of January, 1988.

/s/ Lawana Beckett
Lawana Beckett